Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

HERITAGE FINANCIAL CORPORATION

and

WASHINGTON BANKING COMPANY

Dated as of October 23, 2013

i

3.25	Washington Banking Information	20
3.26	Loan Portfolio	20
3.27	Insurance	21
3.28	Shared-Loss Agreements	21
3.29	No Other Representations or Warranties	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HERITAGE

4.1	Corporate Organization	22
4.2	Capitalization	23
4.3	Authority; No Violation	23
4.4	Consents and Approvals	24
4.5	Reports	24
4.6	Financial Statements	25
4.7	Broker’s Fees	26
4.8	Absence of Certain Changes or Events	26
4.9	Legal Proceedings	26
4.10	Taxes and Tax Returns	26
4.11	Employees	27
4.12	SEC Reports	29
4.13	Compliance with Applicable Law	29
4.14	Certain Contracts	30
4.15	Agreements with Regulatory Agencies	31
4.16	Risk Management Instruments	31
4.17	Environmental Matters	31
4.18	Investment Securities and Commodities	31
4.19	Real Property	32
4.20	Intellectual Property	32
4.21	Related Party Transactions	32
4.22	State Takeover Laws	32
4.23	Reorganization	32
4.24	Opinion	32
4.25	Heritage Information	33
4.26	Loan Portfolio	33
4.27	Insurance	34
4.28	Shared-Loss Agreements	34
4.29	No Other Representations or Warranties	34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	34
5.2	Forbearances	35

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	37
6.2	Access to Information	38
6.3	Shareholders’ Approvals	39

6.4	Legal Conditions to Merger	40
6.5	NASDAQ Listing	40
6.6	Employee Benefit Plans	40
6.7	Indemnification; Directors’ and Officers’ Insurance	42
6.8	Additional Agreements	43
6.9	Advice of Changes	43
6.10	Dividends	43
6.11	Corporate Governance	43
6.12	Acquisition Proposals	44
6.13	Public Announcements	45
6.14	Changes of Method	45
6.15	Takeover Strategies	45
6.16	Trust Preferred Securities	46
6.17	Exemption from Liability Under Section 16(b)	46
6.18	Certain Policies	46
6.19	System Integration	46
6.20	Coordination; Integration	47

ARTICLE VII CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligations To Effect the Merger	47
7.2	Conditions to Obligations of Heritage	47
7.3	Conditions to Obligations of Washington Banking	48

ARTICLE VIII TERMINATION AND AMENDMENT

8.1	Termination	49
8.2	Effect of Termination	51
8.3	Amendment	52
8.4	Extension; Waiver	53

ARTICLE IX GENERAL PROVISIONS

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Expenses	53
9.4	Notices	53
9.5	Interpretation	54
9.6	Counterparts	54
9.7	Entire Agreement	54
9.8	Governing Law; Jurisdiction	55
9.9	Waiver of Jury Trial	55
9.10	Assignment; Third Party Beneficiaries	55
9.11	Specific Performance	55
9.12	Severability	56
9.13	Delivery by Facsimile or Electronic Transmission	56

Exhibit A – Heritage Voting and Support Agreement
Exhibit B – Washington Banking Voting and Support Agreement
Exhibit C – Bank Merger Agreement
Exhibit D – Amendment to Bylaws
Exhibit E – Third Party Contracts

INDEX OF DEFINED TERMS

Acquisition Proposal	49
Agreement	1
Articles of Merger	1
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
Bank Regulatory Applications	41
BHC Act	7
BOLI	20
Cancelled Shares	2
Certificate	2
Chosen Courts	60
Closing	59
Closing Date	59
Code	1
Confidentiality Agreement	43
Covered Employees	44
DFI	10
Dissenting Shares	2
Effective Time	1
Enforceability Exceptions	19
Environmental Laws	19
ERISA	14
Exchange Act	12
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
FDIC	8
Federal Reserve Board	10
GAAP	8
Governmental Entity	11
Heritage	1
Heritage 2014 Annual Meeting	48
Heritage Articles	4
Heritage Average Closing Price	3
Heritage Benefit Plans	30
Heritage Bylaws	4
Heritage Common Stock	2
Heritage Contract	33
Heritage Disclosure Schedule	24
Heritage ERISA Affiliate	30
Heritage Leased Properties	35
Heritage Meeting	43
Heritage Owned Properties	35
Heritage Qualified Plans	30
Heritage Real Property	35
Heritage Regulatory Agreement	34
Heritage Reports	32
Heritage Restricted Stock Award	25

Heritage Stock Options	25
Heritage Stock Plan Amendment	43
Heritage Stock Plans	25
Heritage Subsidiary	24
HSR Act	10
Intellectual Property	21
IRS	13
Joint Proxy Statement	10
Letter of Transmittal	5
Liens	9
Loans	22
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	42
Merger	1
Merger Consideration	2
Multiemployer Plan	15
Multiple Employer Plan	15
NASDAQ	3
Option Exchange Ratio	3
Parties	1
Per Share Cash Consideration	2
Permitted Encumbrances	20
Premium Cap	47
Regular Quarterly Dividends	38
Regulatory Agencies	11
Representatives	49
Requesting Party	43
Requisite Heritage Vote	26
Requisite Regulatory Approvals	52
Requisite Washington Banking Vote	10
S-4	10
Sarbanes-Oxley Act	12
SEC	4
Secretary of State	1
Securities Act	17
Shared-Loss Agreement	20
SRO	11
Subsidiary	8
Surviving Corporation	1
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Date	55
Termination Fee	57
Treasury	14
Trust Preferred Securities	50
Voting and Support Agreement	1
Washington Banking	1
Washington Banking Articles	8
Washington Banking Benefit Plans	14

v

Washington Banking Bylaws	8
Washington Banking Common Stock	2
Washington Banking Contract	18
Washington Banking Disclosure Schedule	7
Washington Banking ERISA Affiliate	14
Washington Banking Indemnified Parties	46
Washington Banking Insiders	51
Washington Banking Leased Properties	20
Washington Banking Meeting	43
Washington Banking Owned Properties	20
Washington Banking Qualified Plans	15
Washington Banking Real Property	20
Washington Banking Regulatory Agreement	19
Washington Banking Reports	17
Washington Banking Restricted Stock Unit Award	3
Washington Banking Stock Option	3
Washington Banking Stock Plans	3
Washington Banking Subsidiary	8
WBCA	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2013 (this “Agreement”), by and between Heritage Financial Corporation, a Washington corporation (“Heritage”), and Washington Banking Company, a Washington corporation (“Washington Banking”, and together with Heritage, the “Parties”).

WITNESSETH:

WHEREAS, the Boards of Directors of Heritage and Washington Banking have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination provided for herein, pursuant to which Washington Banking will, subject to the terms and conditions set forth herein, merge with and into Heritage (the “Merger”), so that Heritage is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement to each party to enter into this Agreement, each of the directors and executive officers of the Parties has simultaneously herewith entered into a voting and support agreement substantially in the form attached hereto as Exhibit A in the case of the directors and executive officers of Heritage and substantially in the form of Exhibit B in the case of the directors and executive officers of Washington Banking (each a “Voting and Support Agreement”) in connection with the Merger; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”), at the Effective Time, Washington Banking shall merge with and into Heritage. Heritage shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Washington. Upon consummation of the Merger, the separate corporate existence of Washington Banking shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Washington (the “Secretary of State”), on the Closing Date (the “Articles of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in applicable provisions of the WBCA.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Washington Banking, Heritage or the holder of any of the following securities:

(a) Each share of the common stock, no par value per share, of Heritage (“Heritage Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

(b) Subject to Section 1.4(e), each share of the common stock, no par value per share, of Washington Banking (“Washington Banking Common Stock”) issued and outstanding immediately prior to the Effective Time, except for Cancelled Shares (as defined in Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted into the right to receive a fraction of a share of Heritage Common Stock equal to 0.89000 (the “Exchange Ratio”) and $2.75 in cash (the “Per Share Cash Consideration”) (collectively, the “Merger Consideration”). All of the shares of Washington Banking Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Washington Banking Common Stock (each, a “Certificate”, it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Washington Banking Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Washington Banking Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(b), as well as any cash in lieu of a fractional share interest as provided in Section 2.3(f) and any dividends as provided in Section 2.3(c).

(c) At the Effective Time, all shares of Washington Banking Common Stock that are owned by Washington Banking or Heritage (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d) Notwithstanding anything in this Agreement to the contrary, all shares of Washington Banking Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Chapter 23B.13 of the WBCA shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the WBCA and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Washington Banking Common Stock under the WBCA. If any shareholder dissenting pursuant to the WBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Washington Banking Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Washington Banking Common Stock, in accordance with Section 1.4(b), without any interest thereon. Washington Banking shall give Heritage (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Washington Banking Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Washington Banking relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Washington Banking shall not, except with the prior written consent of Heritage, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent as defined in Section 2.1)

pursuant to Article II to pay for shares of Washington Banking Common Stock for which dissenters’ rights have been perfected shall be returned to Heritage upon demand.

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Heritage Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or similar event, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Washington Banking Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio, provided, that nothing in this Section 1.4(e) shall be construed to permit Heritage to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.5 Washington Banking Stock Options; Washington Banking Restricted Stock Unit Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Washington Banking Common Stock granted under the Washington Banking Stock Plans (a “Washington Banking Stock Option”) that is outstanding immediately prior to the Effective Time shall be converted into an option to purchase the number of whole shares of Heritage Common Stock that is equal to the number of shares of Washington Banking Common Stock subject to such Washington Banking Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Heritage Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each share of Washington Banking Common Stock subject to such Washington Banking Stock Option immediately prior to the Effective Time divided by the Option Exchange Ratio, subject to the terms and conditions of the Washington Banking Stock Plan pursuant to which such Washington Banking Stock Option was granted and any associated award agreement. For purposes of this Agreement, the term “Option Exchange Ratio” means a fraction having a numerator equal to (i) the Per Share Cash Consideration plus (ii) the product of the Exchange Ratio multiplied by the Heritage Average Closing Price and having a denominator equal to Heritage Average Closing Price; the term “Washington Banking Stock Plans” means the Washington Banking 1998 Stock Option and Restricted Stock Award Plan and the Washington Banking 2005 Stock Incentive Plan; and the term “Heritage Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of Heritage Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) for the ten trading days ending on the trading day immediately prior to the Closing Date (as defined in Section 9.1).

(b) At the Effective Time, each unit award in respect of a share of Washington Banking Common Stock subject to vesting, repurchase or other lapse restriction granted under a Washington Banking Stock Plan which is outstanding immediately prior to the Effective Time (a “Washington Banking Restricted Stock Unit Award”) shall be converted automatically into a restricted stock unit award in respect of the number of shares of Heritage Common Stock, rounded to the nearest whole share, equal to the product of the number of shares of Washington Banking Common Stock subject to the Washington Banking Restricted Stock Unit Award and the Option Exchange Ratio, with such converted restricted stock unit award to continue to be subject to the same terms and conditions as were applicable to the Washington Banking Restricted Stock Unit Award under the Washington Banking Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Washington Banking Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby).

(c) At or prior to the Effective Time, the Board of Directors of Washington Banking and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.5.

(d) At or prior to the Effective Time, the Board of Directors of Heritage and its compensation committee, as applicable, shall adopt any resolutions and take any necessary actions to reserve for future issuance a number of shares of Heritage Common Stock necessary to fulfill Heritage’s obligations under this Section 1.5. Promptly after the Effective Time, Heritage shall prepare and file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or other appropriate form) registering such shares of Heritage Common Stock.

1.6 Articles of Incorporation of Surviving Corporation. At the Effective Time, the articles of incorporation of Heritage (the “Heritage Articles”), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7 Bylaws of Surviving Corporation. At the Effective Time, the bylaws of Heritage (the “Heritage Bylaws”), as in effect immediately prior to the Effective Time and as amended substantially in the form set forth in Exhibit D, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.9 Bank Merger. Immediately following the Merger, Whidbey Island Bank, a Washington chartered commercial bank and a wholly-owned subsidiary of Washington Banking, will merge with and into Heritage Bank, a Washington chartered commercial bank and wholly-owned subsidiary of Heritage (the “Bank Merger”). Heritage Bank shall be the resulting institution in the Bank Merger and, following the Bank Merger, the separate corporate existence of Whidbey Island Bank shall cease with Heritage Bank adopting the “Whidbey Island Bank” name as an assumed business name with the intention of operating in the communities set forth in Section 1.9 of the Washington Banking Disclosure Schedule under such assumed business name. The Parties agree that the Bank Merger shall become effective immediately after the Effective Time. Washington Banking shall approve, and shall cause Whidbey Island Bank to approve and execute, and Heritage shall approve, and cause Heritage Bank to approve and execute, a plan of bank merger prior to the Closing Date (as defined in Section 9.1) substantially in the form attached hereto as Exhibit C (the “Bank Merger Agreement”). Washington Banking shall cause Whidbey Island Bank, and Heritage shall cause Heritage Bank, to execute such articles of merger and plans of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.10 Headquarters and Executive Offices of Surviving Corporation; Name. From and after the Effective Time, (i) the location of the headquarters of the Surviving Corporation shall be Olympia, Washington, (ii) the Surviving Corporation shall maintain executive offices in market areas where appropriate, and (iii) the name of the Surviving Corporation shall be “Heritage Financial Corporation”.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Heritage shall appoint an unrelated bank or trust company reasonably acceptable to Washington Banking, or Heritage’s transfer agent, pursuant to an agreement reasonably acceptable to Washington Banking (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Heritage shall deposit with the Exchange Agent for exchange in accordance with Section 2.3: (a) the aggregate Per Share Cash Consideration in cash, and (b) an aggregate number of shares of Heritage Common Stock equal to the stock portion of the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (collectively, the “Exchange Fund”), and Heritage shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time (and in any event within 10 days thereafter), and subject to the receipt by the Exchange Agent of a list of Washington Banking’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) As soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, but not later than five business days after the Effective Time for any book-entry shares of Washington Banking Common Stock, such holder of Washington Banking Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Washington Banking Common Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Heritage Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Heritage Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Heritage Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Heritage Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Heritage Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Washington Banking Common Stock prior to the Effective Time that is not registered in the stock transfer records of Washington Banking, the Merger Consideration, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Washington Banking Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Heritage that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Heritage) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Heritage Common Stock otherwise payable pursuant to this Agreement to any holder of Washington Banking Common Stock such amounts as the Exchange Agent or Heritage, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Heritage, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Washington Banking Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Heritage, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Washington Banking of the shares of Washington Banking Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Washington Banking Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Heritage Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Heritage Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Heritage. In lieu of the issuance of any such fractional share, Heritage shall pay to each former shareholder of Washington Banking who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Heritage Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Washington Banking Common Stock held by such holder at the Effective Time and rounded to the nearest one ten (thousandth when expressed in decimal form)) of Heritage Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Washington Banking at the expiration of six months after the Effective Time shall be paid to Heritage. In such event, any former shareholders of Washington Banking who have not theretofore complied with this Article II shall thereafter look only to Heritage with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Heritage Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Heritage, Washington Banking, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Washington Banking Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Heritage or the Exchange Agent, the posting by such person of a bond in such amount as Heritage may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional shares and any dividends and distributions to which such person is entitled deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WASHINGTON BANKING

Except (i) as disclosed in the disclosure schedule delivered by Washington Banking to Heritage concurrently herewith (the “Washington Banking Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Washington Banking Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Washington Banking that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and

(c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Washington Banking Reports (as defined in Section 3.12) filed with the SEC by Washington Banking since December 31, 2012, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Washington Banking hereby represents and warrants to Heritage as follows:

3.1 Corporate Organization.

(a) Washington Banking is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Washington Banking has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Washington Banking is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Washington Banking. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Heritage, Washington Banking or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of Washington Banking (the “Washington Banking Articles”) and the bylaws of Washington Banking (the “Washington Banking Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Washington Banking to Heritage.

(b) Each Subsidiary of Washington Banking (a “Washington Banking Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Washington Banking and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any

Subsidiary of Washington Banking to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Washington Banking that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Washington Banking Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Washington Banking as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Washington Banking consists of 35,000,000 shares of Washington Banking Common Stock and 26,380 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 15,532,199 shares of Washington Banking Common Stock issued and outstanding, (ii) 100,650 shares of Washington Banking Common Stock reserved for issuance upon the exercise of outstanding Washington Banking Stock Options, (iii) 131,475 shares of Washington Banking Common Stock reserved for issuance upon the vesting of Washington Banking Restricted Stock Unit Awards and (iv) no other shares of capital stock or other voting securities of Washington Banking issued, reserved for issuance or outstanding. All outstanding Washington Banking Restricted Stock Unit Awards are in the form of restricted stock units and none are evidenced by restricted shares of Washington Banking Common Stock. All of the issued and outstanding shares of Washington Banking Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Washington Banking may vote. Except as set forth in Section 3.2(a) of the Washington Banking Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Washington Banking are issued or outstanding. Other than Washington Banking Stock Options and Washington Banking Restricted Stock Unit Awards issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Washington Banking to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Washington Banking Common Stock or other equity interests of Washington Banking. Section 3.2(a) of the Washington Banking Disclosure Schedule sets forth a true, correct and complete list of all Washington Banking Stock Options and Washington Banking Restricted Stock Unit Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Washington Banking Stock Option and Washington Banking Restricted Stock Unit Award, (iii) the grant date and vesting dates of each such Washington Banking Stock Option and Washington Banking Restricted Stock Unit Award and (iv) the exercise price for each such Washington Banking Stock Option. Other than the Washington Banking Stock Options and the Washington Banking Restricted Stock Unit Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Washington Banking or any of its Subsidiaries) are outstanding, other than as permitted by Section 5.2(b)(iii). Washington Banking has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

(b) Except as set forth in Section 3.2(b) of the Washington Banking Disclosure Schedule, Washington Banking owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Washington Banking Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Whidbey Island Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Washington Banking Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Washington Banking does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3 Authority; No Violation.

(a) Except as specified below in this Section 3.3(a), Washington Banking has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Washington Banking. The Board of Directors of Washington Banking has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Washington Banking and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Washington Banking’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Washington Banking Common Stock (the “Requisite Washington Banking Vote”), and the adoption and approval of the Bank Merger Agreement by Washington Banking as the sole shareholder of Whidbey Island Bank, no other corporate proceedings on the part of Washington Banking are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Washington Banking and (assuming due authorization, execution and delivery by Heritage) constitutes a valid and binding obligation of Washington Banking, enforceable against Washington Banking in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception (as defined in Section 3.16)).

(b) Neither the execution and delivery of this Agreement by Washington Banking nor the consummation by Washington Banking or any Washington Banking Subsidiary of the transactions contemplated hereby, nor compliance by Washington Banking with any of the terms or provisions hereof, will (i) violate any provision of the Washington Banking Articles or Washington Banking Bylaws or the organization or governing documents of any Washington Banking Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Banking or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Banking or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Banking or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Washington Banking.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington State Department of Financial Institutions, Division of Banks (the “DFI”) and the FDIC, and approval of such applications, filings and notices, (iv) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Washington Banking’s and Heritage’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on

Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Heritage in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (v) any filings or notices with the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the filing of the Articles of Merger and a short form plan of merger (in lieu of this Agreement) with the Washington Secretary of State pursuant to the WBCA and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Heritage Common Stock pursuant to this Agreement and the approval of the listing of such Heritage Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Washington Banking of this Agreement or (B) the consummation by Washington Banking of the Merger and the consummation by Washington Banking or any Washington Banking Subsidiary of the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Washington Banking is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports. Washington Banking and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with (i) any state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) — (vi), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Washington Banking. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Washington Banking and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Washington Banking, investigation into the business or operations of Washington Banking or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Washington Banking or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Washington Banking or any of its Subsidiaries since January 1, 2010, in each case in clause (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking.

3.6 Financial Statements.

(a) The financial statements of Washington Banking and its Subsidiaries included (or incorporated by reference) in the Washington Banking Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Washington Banking and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Washington Banking and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Washington Banking and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Moss Adams LLP has not resigned (or informed Washington Banking that it intends to resign) or been dismissed as independent public accountants of Washington Banking as a result of or in connection with any disagreements with Washington Banking on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking, neither Washington Banking nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Washington Banking included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Washington Banking and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Washington Banking or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Washington Banking. Washington Banking (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Washington Banking, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Washington Banking by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Washington Banking’s outside auditors and the audit committee of Washington Banking’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Washington Banking’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Washington Banking’s internal controls over financial reporting. These disclosures were made in writing by management to Washington Banking’s auditors and audit committee and a copy has previously been made available to Heritage. There is no reason to believe that Washington Banking’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2010, (i) neither Washington Banking nor any of its Subsidiaries, nor, to the knowledge of Washington Banking, any director, officer, auditor, accountant or representative of Washington Banking or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Washington Banking or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Washington Banking or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Washington Banking or any of its Subsidiaries, whether or not employed by Washington Banking or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Washington Banking or any of its officers, directors, employees or agents to the Board of Directors of Washington Banking or any committee thereof or to the knowledge of Washington Banking, to any director or officer of Washington Banking.

3.7 Broker’s Fees. With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither Washington Banking nor any Washington Banking Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Washington Banking has disclosed to Heritage as of the date hereof the aggregate fees provided for in connection with the engagement by Washington Banking of Sandler O’Neill & Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking.

(b) Since June 30, 2013, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Washington Banking and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect on Washington Banking, neither Washington Banking nor any of its Subsidiaries is a party to any, and there are no pending or, to Washington Banking’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Banking or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Washington Banking, any of its Subsidiaries or the assets of Washington Banking or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Washington Banking and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Washington Banking nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Washington Banking and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Washington Banking and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Washington Banking nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Washington Banking and its Subsidiaries for all years to and including 2009 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Washington Banking nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Washington Banking and its Subsidiaries or the assets of Washington Banking and its Subsidiaries. Washington Banking has made available to Heritage true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Washington Banking nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Washington Banking and its Subsidiaries). Neither Washington Banking nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Washington Banking) or (B) has any liability for the Taxes of any person (other than

Washington Banking or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Washington Banking nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Washington Banking nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five years has Washington Banking been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Washington Banking Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Washington Banking or any Subsidiary or any trade or business of Washington Banking or any of its Subsidiaries, whether or not incorporated, all of which together with Washington Banking would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Washington Banking ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Washington Banking or any of its Subsidiaries or any Washington Banking ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Washington Banking or any of its Subsidiaries or any Washington Banking ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Washington Banking Benefit Plans”).

(b) Washington Banking has heretofore made available to Heritage true and complete copies of each of the Washington Banking Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Washington Banking Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Washington Banking Benefit Plan, and (iv) the most recently prepared actuarial report for each Washington Banking Benefit Plan (if applicable) for each of the last two years.

(c) Each Washington Banking Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Washington Banking nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Washington Banking Benefit Plan, and neither Washington Banking nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Washington Banking Disclosure Schedule identifies each Washington Banking Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Washington Banking Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Washington Banking may rely, with respect to each Washington Banking Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Washington Banking, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Washington Banking Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Washington Banking Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Washington Banking Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) No Washington Banking Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g) None of Washington Banking and its Subsidiaries nor any Washington Banking ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Washington Banking and its Subsidiaries nor any Washington Banking ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Except as set forth in Section 3.11(h) of the Washington Banking Disclosure Schedule, neither Washington Banking nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Washington Banking Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Washington Banking Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Washington Banking.

(j) There are no pending or, to the knowledge of Washington Banking, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Washington Banking’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Washington Banking Benefit Plans, any fiduciaries thereof with respect to their duties to the Washington Banking Benefit Plans or the assets of any of the trusts under any of the Washington Banking Benefit Plans which could reasonably be expected to result in any material liability of Washington Banking or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Washington Banking Benefit Plan, or any other party.

(k) None of Washington Banking and its Subsidiaries nor any Washington Banking ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Washington Banking Benefit Plans or their related trusts, Washington Banking, any of its Subsidiaries, any Washington Banking ERISA Affiliate or any person that Washington Banking or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 3.11(l) of the Washington Banking Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Washington Banking or any of its Subsidiaries (other than a right to payment or benefit that has been waived in writing by such person), or result in any limitation on the right of Washington Banking or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Washington Banking Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Washington Banking or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. Neither Washington Banking nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Washington Banking or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Washington Banking Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Washington Banking has made available to Heritage copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m) There are no pending or, to Washington Banking’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Washington Banking or any of its Subsidiaries, or any strikes or other material labor disputes against Washington Banking or any of its Subsidiaries. Neither Washington Banking nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Washington Banking or any of its Subsidiaries and, to the knowledge of Washington Banking, there are no organizing efforts by any union or other group seeking to represent any employees of Washington Banking or any of its Subsidiaries.

3.12 SEC Reports. Washington Banking has previously made available to Heritage an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 and prior to the date hereof by Washington Banking pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Washington Banking Reports”) and (b) communication mailed by Washington Banking to its shareholders since December 31, 2010 and prior to the date hereof, and no such Washington Banking Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2010, as of their respective dates, all Washington Banking Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Washington Banking has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Washington Banking Reports.

3.13 Compliance with Applicable Law. Washington Banking and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Washington Banking, and to the knowledge of Washington Banking no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Washington Banking and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Banking or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Whidbey Island Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Washington Banking, or its Subsidiaries, or to the knowledge of Washington Banking, any director, officer, employee, agent or other person acting on behalf of Washington Banking or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Washington Banking or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Washington Banking or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Washington Banking or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Washington Banking or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Washington Banking or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Washington Banking or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Washington Banking Disclosure Schedule, as of the date hereof, neither Washington Banking nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Heritage, Washington Banking, the Surviving Corporation, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Washington Banking or any of its affiliates or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Washington Banking Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by

Washington Banking or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank of Seattle and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Washington Banking or its Subsidiaries, (ix) that involves the payment by Washington Banking or any of its Subsidiaries of more than $100,000 per annum or $250,000 in the aggregate (other than any such contracts which are terminable by Washington Banking or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (x) that obligates Washington Banking or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, or (xi) that provides for contractual indemnification of more than $25,000 to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Washington Banking Disclosure Schedule, is referred to herein as a “Washington Banking Contract,” and neither Washington Banking nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b) To the knowledge of Washington Banking, (i) each Washington Banking Contract is valid and binding on Washington Banking or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Washington Banking and each of its Subsidiaries has performed all material obligations required to be performed by it under each Washington Banking Contract, (iii) each third-party counterparty to each Washington Banking Contract has performed all material obligations required to be performed by it under such Washington Banking Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Washington Banking or any of its Subsidiaries under any such Washington Banking Contract.

3.15 Agreements with Regulatory Agencies. Neither Washington Banking nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Washington Banking Disclosure Schedule, a “Washington Banking Regulatory Agreement”), nor has Washington Banking or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Washington Banking Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Washington Banking, any of its Subsidiaries or for the account of a customer of Washington Banking or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Washington Banking or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”), and are in full force and effect. Washington Banking and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Washington Banking’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Banking, Washington Banking and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Washington Banking any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Washington Banking or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Washington Banking, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking. To the knowledge of Washington Banking, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking. Washington Banking is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Banking.

3.18 Investment Securities, Commodities and BOLI.

(a) Each of Washington Banking and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Washington Banking or its Subsidiaries. Such securities and commodities are valued on the books of Washington Banking in accordance with GAAP in all material respects.

(b) Washington Banking and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Washington Banking believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Washington Banking has made available to Heritage the material terms of such policies, practices and procedures.

(c) Section 3.18 of the Washington Banking Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Washington Banking or its Subsidiaries, including the value of its BOLI. Washington Banking and its Subsidiaries have taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the Washington Banking Reports in accordance with GAAP. Except as set forth in Section 3.18 of the Washington Banking Disclosure Schedule, all BOLI set forth in Section 3.18 of the Washington Banking Disclosure Schedule is owned solely by Washington Banking or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Washington Banking or its Subsidiaries BOLI. Neither Washington Banking nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19 Real Property. Washington Banking or a Washington Banking Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Washington Banking Reports as being owned by Washington Banking or a Washington Banking Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business, and (y) properties classified by Washington Banking as “Other Real Estate Owned” that have loss share coverage under a shared-loss agreement with the FDIC, as Receiver (a “Shared-Loss Agreement”), to which Washington Banking or any of its Subsidiaries is a party (the “Washington Banking Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Washington Banking Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Washington Banking Leased Properties” and, collectively with the Washington Banking Owned Properties, the “Washington Banking Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Washington Banking’s knowledge, the lessor. There are no pending or, to the knowledge of Washington Banking, threatened condemnation proceedings against the Washington Banking Real Property.

3.20 Intellectual Property. Washington Banking and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Washington Banking: (i) (A) the use of any Intellectual Property by Washington Banking and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Washington Banking or any Washington Banking Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Washington Banking that Washington Banking or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Washington Banking or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Washington Banking or its Subsidiaries, and (iii) neither Washington Banking nor any Washington Banking Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Washington Banking or any Washington Banking Subsidiary, and Washington Banking and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Washington Banking and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Washington Banking Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Washington Banking or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Washington Banking or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Washington Banking Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Washington Banking) on the other hand, except those of a type available to employees of Washington Banking or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.22 State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Washington Banking has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Washington Banking or any of its Subsidiaries.

3.23 Reorganization. Washington Banking has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. Prior to the execution of this Agreement, Washington Banking has received an oral opinion (to be confirmed in writing) from Sandler O’Neill & Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Washington Banking Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Washington Banking Information. The information relating to Washington Banking and its Subsidiaries which is provided by Washington Banking or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Washington Banking Disclosure Schedule, neither Washington Banking nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Washington Banking or any Subsidiary of Washington Banking is a creditor which, as of September 30, 2013, was over ninety days or more delinquent in payment of principal or interest (excluding a Loan that is a covered asset under Shared-Loss Agreement), or (ii) Loans with any director, executive officer or 5% or greater shareholder of Washington Banking or any of its Subsidiaries, or to the knowledge of Washington Banking, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Washington Banking Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Washington Banking and its Subsidiaries that, as of September 30, 2013, were classified by Washington Banking as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Washington Banking or any of its Subsidiaries that, as of September 30, 2013, was classified as “Other Real Estate Owned” and the book value thereof, indicating in the case of subparts (A) and (B) whether the Loan or asset is a covered asset under a Shared-Loss Agreement.

(b) To Washington Banking’s knowledge, each Loan of Washington Banking and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Washington Banking and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan originated, administered and/or serviced by Washington Banking or any of its Subsidiaries was originated, administered and/or serviced, by Washington Banking or a Washington Banking Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Washington Banking and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Washington Banking or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Washington Banking or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Washington Banking or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Washington Banking nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Washington Banking and its Subsidiaries have administered and serviced the Loans and leases acquired from the FDIC, as Receiver, that are subject to any Shared-Loss Agreements, in all material respects, in accordance with the relevant notes and other credit and security documents, the requirements of the Shared-Loss Agreements and with all applicable federal, state and local laws, regulations and rules.

3.27 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Washington Banking, (a) Washington Banking and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Washington Banking reasonably has determined to be prudent and consistent with industry practice, and Washington Banking and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Washington Banking and its Subsidiaries, Washington Banking or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 Shared-Loss Agreements. To the knowledge of Washington Banking, Whidbey Island Bank (i) has not been underpaid or overpaid any amounts under the Shared-Loss Agreements by the FDIC, as Receiver, (ii) has timely and properly filed all reports and documents with the FDIC, as Receiver, in accordance with the terms of the Shared-Loss Agreements, and (iii) is not in default or violation of any of its material duties or obligations under any of the Shared-Loss Agreements.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Washington Banking in this Article III, neither Washington Banking nor any other person makes any express or implied representation or warranty with respect to Washington Banking, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Washington Banking hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Washington Banking nor any other person makes or has made any representation or warranty to Heritage or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Washington Banking, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Washington Banking in this Article III, any oral or written information presented to Heritage or any of its affiliates or representatives in the course of their due diligence investigation of Washington Banking, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Washington Banking acknowledges and agrees that neither Heritage nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HERITAGE

Except (i) as disclosed in the disclosure schedule delivered by Heritage to Washington Banking concurrently herewith (the “Heritage Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Heritage Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Heritage that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Heritage Reports (as defined in Section 4.12) filed with the SEC by Heritage since December 31, 2012, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Heritage hereby represents and warrants to Washington Banking as follows:

4.1 Corporate Organization.

(a) Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act. Heritage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heritage. True and complete copies of the Heritage Articles and Heritage Bylaws, as in effect as of the date of this Agreement, have previously been made available by Heritage to Washington Banking.

(b) Each Subsidiary of Heritage (a “Heritage Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Heritage to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Heritage that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Heritage Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Heritage as of the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Heritage consists of 50,000,000 shares of Heritage Common Stock and 2,500,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 16,210,802 shares of Heritage Common Stock issued and outstanding, including 204,111 shares of Heritage Common Stock granted in respect of outstanding awards of restricted Heritage Common Stock under a Heritage Stock Plan (as defined below) (a “Heritage Restricted Stock Award”), (ii) 196,576 shares of Heritage Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Heritage Common Stock granted under a Heritage Stock Plan (“Heritage Stock Options”), (iii) 109,746 shares of Heritage Common Stock reserved for issuance pursuant to future grants under the Heritage Stock Plans, and (v) no other shares of capital stock or other voting securities of Heritage issued, reserved for issuance or outstanding. As used herein, the “Heritage Stock Plans” shall mean all employee and director equity incentive plans of Heritage in effect as of the date of this Agreement. All of the issued and outstanding shares of Heritage Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Heritage may vote. No trust preferred or subordinated debt securities of Heritage are issued or outstanding. Other than Heritage Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Heritage to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Heritage Common Stock or other equity interests of Heritage. Other than the Heritage Stock Options and the Heritage Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Heritage or any of its Subsidiaries) are outstanding, other than as permitted by Section 5.2(b)(iii).

(b) Heritage owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Heritage Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Heritage Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Heritage Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Heritage does not have a dividend reinvestment plan or any shareholders’ rights plan.

4.3 Authority; No Violation.

(a) Except as specified below in this Section 4.3(a), Heritage has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Heritage. The Board of Directors of Heritage has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Heritage and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Heritage’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Heritage Common Stock (the “Requisite Heritage Vote”) and the adoption and approval of the Bank Merger Agreement by Heritage as the sole shareholder of Heritage Bank, no other corporate proceedings on the part of Heritage are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Heritage and (assuming due authorization, execution and delivery by Washington Banking) constitutes a valid and binding obligation of Heritage, enforceable against Heritage in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Heritage Common Stock to be issued in the Merger (including the shares issued to holders of Washington Banking Stock Options and Washington Banking Restricted Stock Unit Awards), have been validly authorized (subject to the approval of the Agreement by the holders of Heritage Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Heritage will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Heritage, nor the consummation by Heritage or any Heritage Subsidiary of the transactions contemplated hereby, nor compliance by Heritage with any of the terms or provisions hereof, will (i) violate any provision of the Heritage Articles or Heritage Bylaws or the organization or governing documents of any Heritage Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Heritage, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Heritage or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Heritage or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Heritage.

4.4 Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Heritage of this Agreement or (ii) the consummation by Heritage of the Merger and the consummation by Heritage or any Heritage Subsidiary of the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Heritage is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports. Heritage and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Heritage. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Heritage and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Heritage, investigation into the business or operations of Heritage or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Heritage or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Heritage or any of its Subsidiaries since January 1, 2010, in each case in clause (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage.

4.6 Financial Statements.

(a) The financial statements of Heritage and its Subsidiaries included (or incorporated by reference) in the Heritage Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Heritage and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Heritage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Heritage and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed Heritage that it intends to resign) or been dismissed as independent public accountants of Heritage as a result of or in connection with any disagreements with Heritage on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage, neither Heritage nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Heritage included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Heritage and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Heritage or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Heritage. Heritage (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Heritage, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Heritage by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Heritage’s outside auditors and the audit committee of Heritage’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Heritage’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Heritage’s internal controls over financial reporting. These disclosures were made in writing by management to Heritage’s auditors and audit committee and a copy has previously been made available to Washington Banking. There is no reason to believe that Heritage’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2010, (i) neither Heritage nor any of its Subsidiaries, nor, to the knowledge of Heritage, any director, officer, auditor, accountant or representative of Heritage or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Heritage or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that

Heritage or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Heritage or any of its Subsidiaries, whether or not employed by Heritage or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Heritage or any of its officers, directors, employees or agents to the Board of Directors of Heritage or any committee thereof or to the knowledge of Heritage, to any director or officer of Heritage.

4.7 Broker’s Fees. With the exception of the engagement of D.A. Davidson & Co., neither Heritage nor any Heritage Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Heritage has disclosed to Washington Banking as of the date hereof the aggregate fees provided for in connection with the engagement by Heritage of D.A. Davidson & Co. related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage.

(b) Since June 30, 2013, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, or the consummation of the acquisition and integration of Valley Community Bancshares, Inc. and its affiliates, Heritage and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect on Heritage, neither Heritage nor any of its Subsidiaries is a party to any, and there are no pending or, to Heritage’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Heritage or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Heritage, any of its Subsidiaries or the assets of Heritage or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Heritage or any of its affiliates).

4.10 Taxes and Tax Returns. Each of Heritage and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Heritage nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Heritage and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Heritage and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Heritage nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Heritage and its Subsidiaries for all years to and including 2009 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Heritage nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Heritage and its Subsidiaries or the assets of Heritage and its Subsidiaries. Heritage has made available to Washington Banking true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Heritage nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Heritage and its Subsidiaries). Neither Heritage nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Heritage) or (B) has any liability for the Taxes of any person (other than Heritage or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Heritage nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Heritage nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five years has Heritage been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) Section 4.11(a) of the Heritage Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Heritage or any Subsidiary or any trade or business of Heritage or any of its Subsidiaries, whether or not incorporated, all of which together with Heritage would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Heritage ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Heritage or any of its Subsidiaries or any Heritage ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Heritage or any of its Subsidiaries or any Heritage ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Heritage Benefit Plans”).

(b) Heritage has heretofore made available to Washington Banking true and complete copies of each of the Heritage Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Heritage Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Heritage Benefit Plan, and (iv) the most recently prepared actuarial report for each Heritage Benefit Plan (if applicable) for each of the last two years.

(c) Each Heritage Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Heritage nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Heritage Benefit Plan, and neither Heritage nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 4.11(d) of the Heritage Disclosure Schedule identifies each Heritage Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Heritage Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Heritage may rely, with respect to each Heritage Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Heritage, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Heritage Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Heritage Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Heritage Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) No Heritage Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g) None of Heritage and its Subsidiaries nor any Heritage ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Heritage and its Subsidiaries nor any Heritage ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Except as set forth in Section 4.11(h) of the Heritage Disclosure Schedule, neither Heritage nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Heritage Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Heritage Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Heritage.

(j) There are no pending or, to the knowledge of Heritage, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Heritage’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Heritage Benefit Plans, any fiduciaries thereof with respect to their duties to the Heritage Benefit Plans or the assets of any of the trusts under any of the Heritage Benefit Plans which could reasonably be expected to result in any material liability of Heritage or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Heritage Benefit Plan, or any other party.

(k) None of Heritage and its Subsidiaries nor any Heritage ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Heritage Benefit Plans or their related trusts, Heritage, any of its Subsidiaries, any Heritage ERISA Affiliate or any person that Heritage or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 4.11(l) of the Heritage Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Heritage or any of its Subsidiaries, or result in any limitation on the right of Heritage or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Heritage Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Heritage or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. Neither Heritage nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Heritage or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Heritage Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(m) There are no pending or, to Heritage’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Heritage or any of its Subsidiaries, or any strikes or other material labor disputes against Heritage or any of its Subsidiaries. Neither Heritage nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Heritage or any of its Subsidiaries and, to the knowledge of Heritage, there are no organizing efforts by any union or other group seeking to represent any employees of Heritage or any of its Subsidiaries.

4.12 SEC Reports. Heritage has previously made available to Washington Banking an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by Heritage pursuant to the Securities Act or the Exchange Act (the “Heritage Reports”) and (b) communication mailed by Heritage to its shareholders since December 31, 2010 and prior to the date hereof, and no such Heritage Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2010, as of their respective dates, all Heritage Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Heritage has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Heritage Reports.

4.13 Compliance with Applicable Law. Heritage and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Heritage, and to the knowledge of Heritage no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Heritage and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Heritage or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Heritage Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Heritage, or its Subsidiaries, or to the knowledge of Heritage, any director, officer, employee, agent or other person acting on behalf of Heritage or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Heritage or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Heritage or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Heritage or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Heritage or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Heritage or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Heritage or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Heritage Disclosure Schedule, as of the date hereof, neither Heritage nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Heritage, Washington Banking, the Surviving Corporation, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Heritage or any of its affiliates or upon consummation of the Merger or Bank Merger will restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Heritage Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Heritage or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank of Seattle and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Heritage or its Subsidiaries, (ix) that involves the payment by Heritage or any of its Subsidiaries of more than $100,000 per annum or $250,000 in the aggregate (other than any such contracts which are terminable by Heritage or any of its Subsidiaries on sixty days or less notice without any required payment or other conditions, other than the condition of notice), (x) that obligates Heritage or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, or (xi) that provides for contractual indemnification of more than $25,000 to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Heritage Disclosure Schedule, is referred to herein as a “Heritage Contract,” and neither Heritage nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b) To the knowledge of Heritage, (i) each Heritage Contract is valid and binding on Heritage or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Heritage and each of its Subsidiaries has performed all material obligations required to be performed by it under each Heritage Contract, (iii) each third-party counterparty to each Heritage Contract has performed all material obligations required to be performed by it under such Heritage Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Heritage or any of its Subsidiaries under any such Heritage Contract.

4.15 Agreements with Regulatory Agencies. Neither Heritage nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Heritage Disclosure Schedule, a “Heritage Regulatory Agreement”), nor has Heritage or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Heritage Regulatory Agreement.

4.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Heritage, any of its Subsidiaries or for the account of a customer of Heritage or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Heritage or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Heritage and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Heritage’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Heritage, Heritage and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Heritage, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Heritage or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Heritage, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage. To the knowledge of Heritage, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage. Heritage is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage.

4.18 Investment Securities and Commodities.

(a) Each of Heritage and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Heritage or its Subsidiaries. Such securities and commodities are valued on the books of Heritage in accordance with GAAP in all material respects.

(b) Heritage and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Heritage believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Heritage has made available to Washington Banking the material terms of such policies, practices and procedures.

4.19 Real Property. Heritage or a Heritage Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Heritage Reports as being owned by Heritage or a Heritage Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business, and (y) properties classified by Heritage as “Other Real Estate Owned” that have loss share coverage under a Shared-Loss Agreement to which Heritage or any of its Subsidiaries is a party) (the “Heritage Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Heritage Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Heritage Leased Properties” and, collectively with the Heritage Owned Properties, the “Heritage Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Heritage’s knowledge, the lessor. There are no pending or, to the knowledge of Heritage, threatened condemnation proceedings against the Heritage Real Property.

4.20 Intellectual Property. Heritage and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Heritage: (i) (A) the use of any Intellectual Property by Heritage and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Heritage or any Heritage Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Heritage that Heritage or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Heritage or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Heritage or its Subsidiaries, and (iii) neither Heritage nor any Heritage Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Heritage or any Heritage Subsidiary, and Heritage and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Heritage and its Subsidiaries.

4.21 Related Party Transactions. Except as set forth in Section 4.21 of the Heritage Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Heritage or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Heritage or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Heritage Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Heritage) on the other hand, except those of a type available to employees of Heritage or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

4.22 State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Heritage has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, any Takeover Statutes applicable to Heritage or any of its Subsidiaries.

4.23 Reorganization. Heritage has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24 Opinion. Prior to the execution of this Agreement, Heritage has received an opinion from D.A. Davidson & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Heritage. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25 Heritage Information. The information relating to Heritage and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Heritage and its Subsidiaries that is provided by Heritage or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Washington Banking or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.26(a) of the Heritage Disclosure Schedule, neither Heritage nor any of its Subsidiaries is a party to (i) any Loan in which Heritage or any Subsidiary of Heritage is a creditor which, as of September 30, 2013, was over ninety days or more delinquent in payment of principal or interest (excluding a Loan that is a covered asset under a Shared-Loss Agreement) or (ii) Loans with any director, executive officer or 5% or greater shareholder of Heritage or any of its Subsidiaries, or to the knowledge of Heritage, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the Heritage Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Heritage and its Subsidiaries that, as of September 30, 2013, were classified by Heritage as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Heritage or any of its Subsidiaries that, as of September 30, 2013, was classified as “Other Real Estate Owned” and the book value thereof, indicating in the case of subparts (A) and (B) whether the Loan or asset is a covered asset under a Shared-Loss Agreement.

(b) To Heritage’s knowledge, each Loan of Heritage and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Heritage and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan originated, administered and/or serviced by Heritage or any of its Subsidiaries was originated, administered and/or serviced, by Heritage or a Heritage Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Heritage and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Heritage or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Heritage or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Heritage or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Heritage nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Heritage and its Subsidiaries have administered and serviced the Loans and leases acquired from the FDIC, as Receiver, that are subject to any Shared-Loss Agreements, in all material respects, in accordance with the relevant notes and other credit and security documents, the requirements of the Shared-Loss Agreements and with all applicable federal, state and local laws, regulations and rules.

4.27 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Heritage, (a) Heritage and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Heritage reasonably has determined to be prudent and consistent with industry practice, and Heritage and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Heritage and its Subsidiaries, Heritage or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.28 Shared-Loss Agreements. To the knowledge of Heritage, Heritage Bank (i) has not been underpaid or overpaid any amounts under the Shared-Loss Agreements by the FDIC, as Receiver, (ii) has timely and properly filed all reports and documents with the FDIC, as Receiver, in accordance with the terms of the Shared-Loss Agreements, and (iii) is not in default or violation of any of its material duties or obligations under any of the Shared-Loss Agreements.

4.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Heritage in this Article IV, neither Heritage nor any other person makes any express or implied representation or warranty with respect to Heritage, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Heritage hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Heritage nor any other person makes or has made any representation or warranty to Washington Banking or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Heritage, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Heritage in this Article IV, any oral or written information presented to Washington Banking or any of its affiliates or representatives in the course of their due diligence investigation of Heritage, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Heritage acknowledges and agrees that neither Washington Banking nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Washington Banking Disclosure Schedule or the Heritage Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each of Heritage and Washington Banking shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Heritage, Washington Banking or any of their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Heritage Disclosure Schedule or the Washington Banking Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Heritage nor Washington Banking shall, and neither Heritage nor Washington Banking shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Washington Banking or any of its wholly-owned Subsidiaries to Washington Banking or any of its Subsidiaries, on the one hand, or of Heritage or any of its wholly-owned Subsidiaries to Heritage or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity.

(b)    (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends, including both the basic and variable portions under the Washington Banking two-tiered approach to determine the amount of quarterly dividends (“Regular Quarterly Dividends”) by Washington Banking at a rate not in excess of the greater of (1) 50% of the net income of Washington Banking for the most recent completed quarter or (2) $0.07 per share of Washington Banking Common Stock, subject to the provisions of Section 6.10, (B) regular quarterly cash dividends by Heritage at a rate not in excess of the greater of (1) 50% of the net income of Heritage for the most recent completed quarter or (2) $0.08 per share of Heritage Common Stock, (C) dividends paid by any of the Subsidiaries of each of Heritage and Washington Banking to Heritage or Washington Banking or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on Washington Banking’s outstanding trust preferred securities or (E) the acceptance of shares of Washington Banking Common Stock or Heritage Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) in the case of Washington Banking and its Subsidiaries, grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards, interests or compensation, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock and, in the case of Heritage and its Subsidiaries, grant any stock option, stock appreciation right, performance share, restricted stock unit, restricted share or other equity based award, interests or compensation other than pursuant to and in accordance with Heritage Stock Plans and in the ordinary course of business consistent with past practice, or grant any individual, corporation or other entity any other right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards, including, without limitation, restricted stock units, in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Washington Banking or Heritage, as applicable;

(e) except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Washington Banking Contract or Heritage Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, material leases or contracts, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Washington Banking or Heritage, as the case may be, or enter into any contract that would constitute a Washington Banking Contract or Heritage Contract, as the case may be, if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Washington Banking Benefit Plan or Heritage Benefit Plan existing as of the date hereof, as applicable (and except for annual renewal of insurance coverage relating to employee benefit or compensation plans, programs, policies or arrangements in the ordinary course of business), (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities, or any annual salary, wage or benefit increases or an equitable increase to market wages in the ordinary course of business consistent with past practices as to timing and amount), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation above levels in effect on the date of this Agreement, (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $150,000, other than for cause, without providing notice thereof within 10 days of the date of termination or (ix) hire any officer, employee, independent contractor or consultant who has target annual compensation greater than $150,000 without providing notice thereof within 10 days of the hire date;

(g) settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation, or (ii) in connection with a loan restructuring or workout (excluding in connection with a Loan that is a covered asset under a Shared-Loss Agreement) not in excess of $500,000 in net loss not inclusive of federal income taxes;

(h) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws (except as contemplated by Section 1.7 and 6.11 of the Agreement) or comparable governing documents of its Subsidiaries;

(j) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(k) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m) other than in prior consultation with the other party to this Agreement, enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(o) in the case of either party, Washington Banking or Heritage, and its Subsidiaries, each party will provide notice to the other party, not later than ten days following the closing, of any new Loans to new borrowers in excess of $7.5 million, except for (i) Loan renewals and (ii) Loans or commitments for Loans that have been made prior to the date of this Agreement.

(p) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

(q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Heritage and Washington Banking shall promptly prepare and file with the SEC, no later than forty-five days after of the date of this Agreement, the Joint Proxy Statement and Heritage shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Heritage and Washington Banking shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Heritage and Washington Banking shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Heritage shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Washington Banking shall furnish all information concerning Washington Banking and the holders of Washington Banking Common Stock as may be reasonably requested in connection with any such action.

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within forty-five days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such

Governmental Entities. Heritage and Washington Banking shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Washington Banking or Heritage, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each party hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Heritage or Washington Banking to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would (i) reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, or (ii) impose a materially adverse, non-standard condition on the Surviving Corporation and its Subsidiaries (a “Materially Burdensome Regulatory Condition”).

(c) Heritage and Washington Banking shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Heritage, Washington Banking or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(d) Heritage and Washington Banking shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval will be materially delayed, or that any such approval may contain a Materially Burdensome Regulatory Condition.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Heritage and Washington Banking, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Heritage and Washington Banking shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Heritage nor Washington Banking nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Heritage’s or Washington Banking’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Heritage and Washington Banking shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 30, 2013, between Heritage and Washington Banking (the “Confidentiality Agreement”).

(c) Each party (the “Requesting Party”) shall have the right to conduct Phase I and/or Phase II environmental audits, studies, reports and tests on the real estate owned, leased or operated by the other party and its Subsidiaries, at the Requesting Party’s cost and expense and through an environmental firm selected by Requesting Party. In the event any subsurface or Phase II site assessments are conducted (which shall be at the Requesting Party’s sole expense), then the Requesting Party shall (a) indemnify the other party and its Subsidiaries for all costs and expenses associated with all damages, including personal injury and property damage (including returning the property to its condition prior to the subsurface or Phase II site assessment) arising from or related to any such assessment, and (b) obtain and maintain, or cause all contractors who perform such assessments to obtain and maintain, insurance in coverage types and amounts, and by insurance carriers, reasonably acceptable to the other party, and shall provide certificates of such insurance to the other party at least five days before commencing such work.

(d) No investigation by either of the Parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Each of Heritage and Washington Banking shall call a meeting of its shareholders (the “Heritage Meeting” and the “Washington Banking Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of (i) obtaining the Requisite Heritage Vote and the Requisite Washington Banking Vote required in connection with this Agreement and the Merger, (ii) conducting, in the case of the Washington Banking Meeting, a non-binding advisory shareholder vote with respect to executive compensation as required by Rule 14a-21(c) under the Exchange Act, and (iii) in the case of the Heritage Meeting, if so determined by Heritage, the requisite approval of the shareholders of Heritage with respect to an amendment to the Heritage 2010 Omnibus Equity Plan to increase the number of shares of Heritage Common Stock authorized for grant and the individual award limitations under such plan (the “Heritage Stock Plan Amendment”), and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Heritage and Washington Banking shall use its reasonable best efforts to obtain from the shareholders of Heritage and Washington Banking, as the case may be, the Requisite Heritage Vote, and, if applicable, the requisite approval of the shareholders of Heritage with respect to the Heritage Stock Plan Amendment, in the case of Heritage, and the Requisite Washington Banking Vote, in the case of Washington Banking, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Washington Banking or Heritage, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal (as defined in Section 6.12(a)), the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Heritage or Washington Banking shall adjourn or postpone the Heritage Meeting or the Washington Banking Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Heritage Common Stock or Washington Banking Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Heritage Meeting and Washington Banking Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Heritage and Washington Banking at the Heritage Meeting and the Washington Banking Meeting, respectively, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Heritage or Washington Banking of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.3 of this Agreement, each of Heritage and Washington Banking shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Washington Banking or Heritage or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 NASDAQ Listing. Heritage shall cause the shares of Heritage Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) Following the Effective Time, Heritage shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees of Washington Banking and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation programs which are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Washington Banking and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Heritage or its Subsidiaries; and (ii) until such time as Heritage shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Washington Banking and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation programs of Washington Banking and its Subsidiaries that are continued by Heritage or a Heritage Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Heritage Benefit Plans may commence at different times with respect to each Heritage Benefit Plan).

(b) To the extent that a Covered Employee becomes eligible to participate in a Heritage Benefit Plan, Heritage shall cause such Heritage Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Washington Banking, its Subsidiaries or their predecessors for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the

Effective Time under a comparable Washington Banking Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any Heritage Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Heritage or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Heritage or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Washington Banking Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, service accrued with Washington Banking from the most recent hire date with Washington Banking, its Subsidiaries or their predecessors shall be credited for determining a Covered Employee’s eligibility and length of vacation or PTO under the Heritage vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Heritage plan from the Covered Employee’s vacation or PTO entitlement for the calendar year in which the Closing Date occurs.

(c) Prior to the Effective Time, Washington Banking shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by Heritage that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Washington Banking Benefit Plan for such period as may be requested by Heritage, (ii) facilitate the merger of any Washington Banking Benefit Plan into any employee benefit plan maintained by Heritage or a Heritage Subsidiary, and/or (iii) terminate one or more Washington Banking Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.6(c) shall be subject to Heritage’s prior review and approval, which shall not be unreasonably withheld.

(d) Heritage agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any continuing employee of Heritage, Washington Banking or any of their respective Subsidiaries who is terminated without cause during such one-year period and who is not entitled to contractual severance or change in control benefits will be provided with severance benefits as described in Section 6.6(d) of the Heritage Disclosure Schedule.

(e) Each employee of Washington Banking or its Subsidiaries who is a party to an employment, change in control or severance agreement who is expected to be retained following the Effective Time has, as of the date of this Agreement (or with respect to certain such employees, shall have prior to the Effective Time), entered into a new employment, change in control or severance agreement with Heritage or a Heritage Subsidiary which shall become effective at the Effective Time and supersede the existing employment, change in control or severance agreement. All other employment, change in control and severance agreements listed in Section 3.11(a) of the Washington Banking Disclosure Schedule and the benefits vested under the other Washington Banking Benefit Plans, in each case with respect to employees, officers, directors and consultants of Washington Banking or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with Heritage as contemplated in the preceding sentence, shall be honored by the Surviving Corporation or a Heritage Subsidiary. Heritage reserves the right in its sole discretion, not to offer continued employment with any such employee that does not enter into a new agreement with Heritage prior to the Effective Time.

(f) The Parties agree that the Surviving Corporation and its Subsidiaries shall be permitted in their sole and absolute discretion, to treat the consummation of the Merger as a “Change in Control” for purposes of any of the employment, change in control and severance agreements (or any portion thereof) set forth in Section 4.11(a) of the Heritage Disclosure Schedule.

(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Heritage or Washington Banking or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Washington Banking, Heritage or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Washington Banking, Heritage or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Heritage or Washington Banking or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Washington Banking Benefit Plan, Heritage Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of Heritage or Washington Banking or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six years after the Effective Time, each of Heritage and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Washington Banking and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Washington Banking Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Washington Banking or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Washington Banking pursuant to the Washington Banking Articles, Washington Banking Bylaws, the governing or organizational documents of any Subsidiary of Washington Banking and any indemnification agreements in existence as of the date hereof that (i) are disclosed in Section 3.14(a) of the Washington Banking Disclosure Schedule or (ii) provide for indemnification in an amount not in excess of $25,000; and Heritage and the Surviving Corporation shall also advance expenses as incurred by such Washington Banking Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Washington Banking pursuant to the Washington Banking Articles, Washington Banking Bylaws, and the governing or organizational documents of any Subsidiary of Washington Banking or under an indemnification agreement disclosed in Section 3.14(a) of the Washington Banking Disclosure Schedule; provided, that the Washington Banking Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Washington Banking Indemnified Party is not entitled to indemnification. No indemnification shall be made pursuant to this Section 6.7(a) if it violates the provisions of 12 U.S.C. Section 1818(k) or the regulations thereunder.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Washington Banking (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 150% of the current annual premium paid as of the date hereof by Washington Banking for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Heritage, or Washington Banking at the request of Heritage, may obtain at or prior to the Effective Time a six-year “tail” prepaid policy under Washington Banking’s existing directors and officers insurance policy providing single limit (not annual)

coverage equivalent to the aggregate coverage described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed in the aggregate 400% of the current annual premium paid as of the date hereof by Washington Banking for such insurance.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Washington Banking Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to one or more other entities or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Heritage, on the one hand, and a Subsidiary of Washington Banking, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Heritage.

6.9 Advice of Changes. Heritage and Washington Banking shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely, individually or together with other facts, events or circumstances known to it, to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10 Dividends. After the date of this Agreement, each of Heritage and Washington Banking shall coordinate with the other the declaration of any dividends in respect of Heritage Common Stock and Washington Banking Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that holders of Washington Banking Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Washington Banking Common Stock and any shares of Heritage Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (i) starting with the first quarter of 2014, the Board of Directors of Washington Banking shall cause its Regular Quarterly Dividend record date and payment date for Washington Banking Common Stock to be similar to the regular quarterly dividend record date and payment date for Heritage Common Stock (i.e., Washington Banking shall move its dividend record and payment dates for the first quarter of 2014 to approximately February 10 and February 20, respectively) and (ii) the Board of Directors of Heritage shall continue to pay dividends on the Heritage Common Stock on substantially the same record and payment dates schedule as has been utilized in the past.

6.11 Corporate Governance.

(a) Prior to the Effective Time, Heritage shall use its reasonable best efforts to adopt the amendment to the Heritage bylaws substantially in the form set forth in Exhibit D and to effect the requirements and adopt the resolutions referenced therein. Subject to applicable law, and Heritage’s corporate governance process for new directors, eight current directors of Heritage and seven current directors of Washington Banking shall constitute the Board of Directors of the Surviving Corporation at the Effective Time. Prior to the Effective Time, the Board of Directors of Heritage shall take all necessary action pursuant to the Heritage Bylaws to cause, as of the Effective Time, (a) the number of directors of the Surviving Corporation to be fixed at fifteen members; (b) eight current directors of Heritage, chosen by Heritage’s existing Board of Directors, to remain on the Board of Directors of the Surviving Corporation; (c) seven current directors of Washington Banking, chosen by Washington Banking’s existing Board of Directors, to be added to the Board of Directors of the Surviving Corporation; and (d) Anthony B. Pickering to become Chairman, and Brian S. Charneski to be Vice-Chairman, of the Board of Directors of the Surviving Corporation. Each of the foregoing directors shall serve until their respective successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal. If the annual meeting of shareholders of Heritage to be held in 2014 (the “Heritage 2014 Annual Meeting”) takes place after the Effective Time, then (i) all of the directors of the Surviving Corporation at the Effective Time shall be nominated for re-election at the Heritage 2014 Annual Meeting and (ii) if the above named Chairman and Vice-Chairman are re-elected, they shall continue to serve as the Chairman and Vice-Chairman of the Board of Directors at the pleasure of the Board of Directors (for two years after the Effective Time). Prior to the Effective Time, Heritage shall secure resignations from certain of its existing directors, effective as of the Effective Time, to accomplish the foregoing.

(b) Prior to the Effective Time, Heritage shall take, and shall cause Heritage Bank to take, such action as is necessary or appropriate to cause the board of directors of Heritage Bank at the time of consummation of the Bank Merger to have the same composition and membership as the Board of Directors of Heritage.

(c) Except as set forth in Section 6.11(d), at the Effective Time, (i) the current executive officers of Heritage shall continue as the executive officers of the Surviving Corporation, and (ii) the current executive officers of Heritage Bank shall continue as the executive officers of the resulting institution in the Bank Merger.

(d) At the effective time of the Bank Merger, each of the current Chief Executive Officer and President and Chief Operating Officer of Heritage Bank shall continue to serve in the same positions; and the current Chief Executive Officer and President of Whidbey Island Bank shall become the Chief Lending Officer of Heritage Bank, and the Chief Administrative Officer of Whidbey Island Bank shall become the Chief Administrative Officer of Heritage Bank, subject to each of such executive officers of Whidbey Island Bank entering into a new employment agreement with Heritage Bank in cancellation of his current employment agreement and any change in control agreement, in form and substance mutually satisfactory to the compensation committees of the Parties. All other executive positions at Heritage Bank, as of the effective time of the Bank Merger, shall be based on merit, as determined by the Chief Executive Officer and President of Heritage Bank and the compensation committee of Heritage, after consultation with the Chief Executive Officer and compensation committee of Washington Banking.

(e) The Board of Directors of Heritage and Heritage Bank shall take all appropriate action to cause each of the individuals set forth in this Section 6.11 to be appointed to serve in the capacities and/or offices indicated, in each case from and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

6.12 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause each of its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, in the event either party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within seventy-two hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13 Public Announcements. Washington Banking and Heritage shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14 Change of Method. Washington Banking and Heritage shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Washington Banking and Heritage (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of Washington Banking’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Washington Banking or Heritage pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

6.15 Takeover Statutes. None of Washington Banking, Heritage or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16 Trust Preferred Securities. Upon the Effective Time, Heritage shall assume the due and punctual performance and observance of the covenants to be performed by Washington Banking under the Indenture, dated as of April 2, 2007, between Washington Banking and LaSalle National Bank Association, as Trustee relating to $25 million in trust capital securities issued in 2007 by Washington Banking Master Trust (the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Heritage and Washington Banking shall execute and deliver any supplemental indentures or other documents, and the Parties shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

6.17 Exemption from Liability Under Section 16(b). Washington Banking and Heritage agree that, in order to most effectively compensate and retain Washington Banking Insiders (as defined below), both prior to and after the Effective Time, it is desirable that Washington Banking Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Washington Banking Common Stock into shares of Heritage Common Stock in the Merger and the conversion of Washington Banking Stock Options and Washington Banking Restricted Stock Unit Awards into the right to receive Heritage Common Stock subject to the terms and conditions of such Washington Banking Options and Washington Banking Restricted Stock Unit Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.17. Assuming Washington Banking delivers to Heritage in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Washington Banking subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Washington Banking Insiders”), the Board of Directors of Heritage and of Washington Banking, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of Washington Banking Common Stock, Washington Banking Restricted Stock Unit Awards or Washington Banking Stock Options by the Washington Banking Insiders, and any acquisitions of Heritage Common Stock pursuant to Article I by any Washington Banking Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18 Certain Policies. Prior to the Effective Time, to the extent permitted by law, Washington Banking shall, and shall cause its Subsidiaries to, consistent with GAAP and on a basis reasonably satisfactory to Heritage, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as to be applied prior to the Effective Time on a basis that is consistent with that of Heritage and its Subsidiaries; provided, however, that Washington Banking shall not be obligated to take any such action pursuant to this Section 6.18 unless and until (a) Heritage irrevocably acknowledges to Washington Banking in writing that all conditions to its obligations to consummate the Merger, and the conditions set forth in Section 7.1 have been satisfied; (b) Heritage irrevocably waives in writing any and all rights that it may have to terminate this Agreement; and (c) the Requisite Heritage Vote and Requisite Washington Banking Vote have been obtained.

6.19 System Integration. From the date hereof until the Effective Time, Washington Banking shall cause Whidbey Island Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Whidbey Island Bank’s data processing consultants and software providers to, cooperate and assist Whidbey Island Bank and Heritage Bank in connection with the planned electronic and systematic conversion of all applicable data of Whidbey Island Bank to the Heritage Bank system to occur after the Effective Time.

6.20 Coordination. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Washington Banking and Heritage shall cause their respective executive officers to confer as needed relating to the development, coordination and implementation of post-Merger operating and integration plans.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Heritage and Washington Banking, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Heritage by the Requisite Heritage Vote and by the shareholders of Washington Banking by the Requisite Washington Banking Vote.

(b) NASDAQ Listing. The shares of Heritage Common Stock which shall be issuable to the shareholders of Washington Banking upon consummation of the Merger (and holders of Washington Banking Stock Options and Washington Banking Restricted Stock Unit Awards) shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC and the DFI and (y) any other approvals set forth in Section 3.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened and not withdrawn by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Heritage. The obligation of Heritage to effect the Merger is also subject to the satisfaction, or waiver by Heritage, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Washington Banking set forth in Section 3.2, Section 3.7, Section 3.8(a) and Section 3.24 shall be true and correct (other than such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Washington Banking set forth in Section 3.3(a), Section 3.6(a), Section 3.8(b), Section 3.14, Section 3.19 and Section 3.28 shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Washington Banking set forth in Section 3.10(a), Section 3.11, Section 3.13 and Section 3.26 shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak to an earlier date) as of the Closing Date as though made on and as of the Closing Date, unless the failure or failures of such representations and warranties to be so true and correct as of the Closing Date, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, has had or would reasonably be expected to have a Material Adverse Effect on Washington Banking or the Surviving Corporation. All other representations and warranties of Washington Banking set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Washington Banking or the Surviving Corporation. Heritage shall have received a certificate signed on behalf of Washington Banking by the Chief Executive Officer and the Chief Financial Officer of Washington Banking to the foregoing effect.

(b) Performance of Obligations of Washington Banking. Washington Banking shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Heritage shall have received a certificate signed on behalf of Washington Banking by the Chief Executive Officer and the Chief Financial Officer of Washington Banking to such effect.

(c) Federal Tax Opinion. Heritage shall have received the opinion of Silver Freedman & Taff, L.L.P., in form and substance reasonably satisfactory to Heritage, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Heritage and Washington Banking, reasonably satisfactory in form and substance to such counsel.

(d) Dissenting Shares. Dissenting Shares shall be less than ten percent of the issued and outstanding shares of Washington Banking.

(e) Third Party Consents. Washington Banking shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit E, in form and substance reasonably satisfactory to Heritage, to enable Heritage or a Heritage Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement.

(f) Shared-Loss Agreements. Washington Banking shall have secured the written consent from the FDIC, as Receiver, under all Shared-Loss Agreements to which it or any of its Subsidiaries is a party or otherwise bound without any compensation, cost or fees therefor to ensure that there will be no adverse change in loss coverage under any of the Shared-Loss Agreements by reason of the consummation of any of the transactions contemplated by this Agreement, and no event shall have occurred that has resulted in or is reasonably likely to result in the loss of a material amount of loss share coverage from the FDIC under the Shared Loss Agreements to which Washington Banking or any of its Subsidiaries is a party or otherwise bound.

7.3 Conditions to Obligations of Washington Banking. The obligation of Washington Banking to effect the Merger is also subject to the satisfaction, or waiver by Washington Banking, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Heritage set forth in Section 4.2, Section 4.7, Section 4.8(a), and Section 4.24 shall be true and correct (other than such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Heritage set forth in Section 4.3(a), Section 4.6(a),

Section 4.8(b), Section 4.14, Section 4.19 and Section 4.28 shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Heritage set forth in Section 4.10(a), Section 4.11, Section 4.13 and Section 4.26 shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak to an earlier date) as of the Closing Date as though made on and as of the Closing Date, unless the failure or failures of such representations and warranties to be so true and correct as of the Closing Date, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, has had or would be reasonably be expected to have a Material Adverse Effect on Heritage or the Surviving Corporation. All other representations and warranties of Heritage set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Heritage. Washington Banking shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer and the Chief Financial Officer of Heritage to the foregoing effect.

(b) Performance of Obligations of Heritage. Heritage shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Banking shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer and the Chief Financial Officer of Heritage to such effect.

(c) Federal Tax Opinion. Washington Banking shall have received the opinion of Lane Powell PC, in form and substance reasonably satisfactory to Washington Banking, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Heritage and Washington Banking, reasonably satisfactory in form and substance to such counsel.

(d) Shared-Loss Agreements. Heritage shall have secured the written consent from the FDIC, as Receiver, under all Shared-Loss Agreements to which it or any of its Subsidiaries is a party or otherwise bound without any compensation, cost or fees therefor to ensure that there will be no adverse change in loss coverage under any of the Shared-Loss Agreements by reason of the consummation of any of the transactions contemplated by this Agreement, and no event shall have occurred that has resulted in or is reasonably likely to result in the loss of a material amount of loss share coverage from the FDIC under the Shared Loss Agreements to which Heritage or any of its Subsidiaries is a party or otherwise bound.

(e) Bylaws. Heritage shall have taken all action necessary such that the amendment to the Heritage Bylaws, substantially in the form set forth in Exhibit D, shall have been duly adopted by the Heritage Board of Directors effective no later than the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Heritage or Washington Banking; by action of the Board of Directors of a party, as follows:

(a) by the written mutual consent of Heritage and Washington Banking;

(b) by either Heritage or Washington Banking if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Heritage or Washington Banking if the Merger shall not have been consummated on or before May 31, 2014 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Heritage or Washington Banking (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Washington Banking, in the case of a termination by Heritage, or Heritage, in the case of a termination by Washington Banking, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or (b), in the case of a termination by Heritage, or Section 7.3(a) or (b), in the case of a termination by Washington Banking, and which is not cured within thirty days following written notice to Washington Banking, in the case of a termination by Heritage, or Heritage, in the case of a termination by Washington Banking, or by its nature or timing cannot be cured;

(e) by Washington Banking, if the Board of Directors of Heritage shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Heritage approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Washington Banking, or resolved to do so, or failed to reaffirm such recommendation within five days after Washington Banking requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Heritage Common Stock that has been publicly disclosed (other than by Washington Banking or an affiliate of Washington Banking) within ten business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after an Acquisition Proposal is publicly announced, or (iii) breached its obligations under Section 6.3 or Section 6.12 in any material respect;

(f) by Heritage, if the Board of Directors of Washington Banking shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Washington Banking approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Heritage, or resolved to do so, or failed to reaffirm such recommendation within five days after Heritage requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Washington Banking Common Stock that has been publicly disclosed (other than by Heritage or an affiliate of Heritage) within ten business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after an Acquisition Proposal is publicly announced or (iii) breached its obligations under Section 6.3 or Section 6.12 in any material respect; or

(g) by (i) Heritage or Washington Banking if the Heritage Meeting (including any postponement or adjournment thereof) shall have concluded with the vote contemplated for the purpose of obtaining the Requisite Heritage Vote required in connection with this Agreement and the Merger having been taken and the Requisite Heritage Vote shall not have been obtained, or (ii) Washington Banking or Heritage if the Washington Banking Meeting (including any postponement or adjournment thereof) shall have concluded with the vote contemplated for the purpose of obtaining the Requisite Heritage Vote required in connection with this Agreement and the Merger and the Requisite Washington Banking Vote shall not have been obtained; in each case provided that the party seeking to terminate this Agreement under this Section 8.1(g) shall have complied in all material respects with its obligations under Section 6.3 and Section 6.12.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Heritage or Washington Banking as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Heritage, Washington Banking, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1 and, except as it relates to surviving provisions, Section 9.11) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Heritage nor Washington Banking shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement prior to termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses and out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by Washington Banking’s or Heritage’s (as applicable) shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party).

(b)  (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Washington Banking shall have been made known to senior management of Washington Banking or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Washington Banking and (A) thereafter this Agreement is terminated by either Heritage or Washington Banking pursuant to Section 8.1(c) and Washington Banking shall have failed to obtain the Requisite Washington Banking Vote at the duly convened Washington Banking Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken, or (B) thereafter this Agreement is terminated by Heritage pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(f)(i) or Section 8.1(f)(ii)(B), or (C) thereafter this Agreement is terminated pursuant to Section 8.1(g)(ii), and (D) prior to the date that is twelve months after the date of such termination, Washington Banking enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Washington Banking shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Heritage, by wire transfer of same day funds, a fee equal to $7,936,037.00 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event this Agreement is terminated by Heritage pursuant to Section 8.1(f)(iii), then Washington Banking shall pay Heritage, by wire transfer of same day funds, the Termination Fee on the date of termination.

(iii) In the event that this Agreement is terminated by Heritage pursuant to Section 8.1(f)(ii)(A), then Washington Banking shall pay Heritage, by wire transfer of same day funds, a fee equal to 75% of the Termination Fee on the date of termination, and an additional fee equal to 25% of the Termination Fee on the earlier of the date Washington Banking enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(f)(ii)(A) (or involving any other Acquisition Proposal with respect to which Washington Banking enters into a definitive agreement or with respect to which Washington Banking consummates a transaction, in either case prior to the date that is twelve months after this Agreement is terminated).

(c)  (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Heritage shall have been made known to senior management of Heritage or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Heritage and (A) thereafter this Agreement is terminated by either Heritage or Washington Banking pursuant to Section 8.1(c) and Heritage shall have failed to obtain the Requisite Heritage Vote at the duly convened Heritage Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken, or (B) thereafter this Agreement is terminated by Washington Banking pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(e)(i), Section 8.1(e)(ii)(B), or (C) thereafter this Agreement is terminated pursuant to Section 8.1(g)(i), and (D) prior to the date that is twelve months after the date of such termination, Heritage enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Heritage shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Washington Banking the Termination Fee by wire transfer of same day funds; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event this Agreement is terminated by Washington Banking pursuant to Section 8.1(e)(iii), then Heritage shall pay Washington Banking, by wire transfer of same day funds, the Termination Fee on the date of termination.

(iii) In the event that this Agreement is terminated by Washington Banking pursuant to Section 8.1(e)(ii)(A), then Heritage shall pay Washington Banking, by wire transfer of same day funds, a fee equal to 75% of the Termination Fee on the date of termination, and an additional fee equal to 25% of the Termination Fee on the earlier of the date Heritage enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(e)(ii)(A) (or involving any other Acquisition Proposal with respect to which Heritage enters into a definitive agreement or with respect to which Heritage consummates a transaction, in either case prior to the date that is twelve months after this Agreement is terminated).

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be equal to the Termination Fee.

(e) Each of Heritage and Washington Banking agrees that, upon termination of this Agreement under circumstances where the Termination Fee is payable to it and such Termination Fee is paid in full, it shall be precluded from any other remedy against the other party in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of the other party’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby. It is specifically agreed and acknowledged that nothing herein shall impose upon a party an obligation to accept the Termination Fee as the remedy for a willful and material breach by the other party.

(f) Each of Heritage and Washington Banking acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Heritage or Washington Banking, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Heritage or Washington Banking, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Heritage and Washington Banking; provided, however, that after approval of this Agreement by the respective shareholders of Heritage or Washington Banking, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval of such shareholders under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement by the respective shareholders of Heritage or Washington Banking, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of such shareholders under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place on a date which shall be no later than fifteen business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Heritage and Washington Banking.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Heritage, to:

Heritage Financial Corporation
P.O. Box 1578
Olympia, Washington 98501
Attention: Brian L. Vance, President and Chief Executive Officer
Facsimile: (360) 705-9163

with a copy to:

Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile: (703) 883-2511

(b)	if to Washington Banking, to:

Washington Banking Company
435 E. George Hopper Road
Burlington, Washington 98233
Attention: John L. Wagner, President and Chief Executive Officer
Facsimile: (360) 240-4918

with a copy to:

Lane Powell PC
601 SW Second Avenue, Suite 2100
Portland, Oregon 97204-3158
Attention: Andrew H. Ognall
Facsimile: (503) 778-2200

9.5 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of a party means the actual knowledge of any of the directors or senior officers of such party. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Washington Banking Disclosure Schedule and the Heritage Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in King County in the State of Washington (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

Heritage and Washington Banking have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HERITAGE FINANCIAL CORPORATION

By:
Name: Brian L. Vance
Title: President and Chief Executive Officer

WASHINGTON BANKING COMPANY

By:
Name: John L. Wagner
Title: President and Chief Executive Officer

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